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                                                                       EXHIBIT 5

                                   LAW OFFICES

                          DRINKER BIDDLE & SHANLEY LLP
                 (A Pennsylvania Limited Liability Partnership)
                                    Suite 300
                              105 College Road East
                                  P.O. Box 627
                        Princeton, New Jersey 08542-0627
                            Telephone: (609) 716-6500
                               Fax: (609) 799-7000

                   PARTNER RESPONSIBLE FOR PRINCETON OFFICE
                              JONATHAN I. EPSTEIN

                                  September 18, 2000

Integra LifeSciences Holdings Corporation
105 Morgan Lane
Plainsboro, NJ  08536

Gentlemen:

                  We have acted as counsel to Integra LifeSciences Holdings Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 2,000,000 shares of common stock of the Company, par value $.01 per share (the "Common Stock"), issuable under the Company's 2000 Equity Incentive Plan (the "Plan"). The shares of the Company's Common Stock issuable under the Plan are referred to as the "Shares."

                  In that capacity, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and the By-laws of the Company, each as amended through the date hereof, the Plan, resolutions of the Company's Board of Directors, and such other documents and corporate records relating to the Company and the issuance and sale of the Shares as we have deemed appropriate. The opinions expressed herein are based exclusively on the General Corporation Law of the State of Delaware.

                  In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.

                  Based upon the foregoing and consideration of such questions of law as we have deemed relevant, we are of the opinion that the Shares issued by the Company in accordance with the Plan will be validly issued, fully paid and nonassessable by the Company.

                  We consent to the use of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act of 1933, as amended, because we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission.

                  Also, please be advised that William M. Goldstein, a partner in our firm, owns 18,249 shares of Common Stock and options to purchase 15,500 shares of Common Stock.



                      Very truly yours,

                      /s/ DRINKER BIDDLE & SHANLEY LLP
                      --------------------------------

                      DRINKER BIDDLE & SHANLEY LLP